                                  PROJECT SUEZ
               PRELIMINARY WORKING PAPERS PREPARED FOR DISCUSSION


                                 MARCH 23, 2000

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
OVERVIEW OF TRANSACTION
    Summary Description ..................................................................4-7
    Consideration Paid by Victory.........................................................8
    Consideration Paid to Suez Shareholders...............................................9
    Transaction Considerations............................................................10
    Pro Forma Effect on Victory...........................................................11
    Sensitivity of Value Recapture at Closing.............................................12

CAPITAL MARKETS UPDATE

APPENDIX
    Victory Trading History...............................................................15
    Discount of Suez Market Value to Net Asset Value......................................16

                             OVERVIEW OF TRANSACTION

SUMMARY DESCRIPTION
PRE-TRANSACTION ASSETS*

The following illustration depicts the assets held by Suez prior to both the Stock Purchase and the Merger.



                                   [GRAPHIC]



Prior to Transaction

o Suez transfers all assets and liabilities other than (i) Monetary Assets / Liabilities, (ii) Equity Holdings and (iii) Victory Holdings to a (set of) subsidiary(ies) represented by the Operating Assets box above

* Note: The Summary Description is meant to reflect the economic substance (rather then the legal structure) of the Transaction.

STEP 1: SALE OF OPERATING ASSETS TO SAC (THE "STOCK PURCHASE")*

The following illustration depicts the sale of the Operating Assets to SAC in exchange for the Purchase Price.



                                   [GRAPHIC]



  Pursuant to Stock Purchase by SAC

o Structured as Stock Purchase by SAC of all of Suez's subsidiaries which hold the Operating Assets

    - Subsidiary(ies) purchased will hold all liabilities (absolute, accrued, contingent or otherwise) of Suez

    -   SAC indemnifies Suez for potential, current or continuing liabilities

    - SAC is responsible for Suez's golden parachute excise tax payments up to $100MM that result from the existing contractual requirements of Suez (remaining payments to be deducted from cash available to be distributed to Suez shareholders)

o   SAC pays $2BN in cash to Suez for the Operating Assets

    -   Assumes:  1)  $800MM in operating cash (remains with Operating Assets to fund working capital)

                  2)  Non-cash working capital of at least $0

                  3)  No net tax liability

                  4) Up to $200MM of purchase price financed through rollover of Suez management options

* Note: The Summary Description is meant to reflect the economic substance (rather then the legal structure) of the Transaction.

STEP 2: MERGER OF SUEZ INTO VICTORY (THE "MERGER")*

The following illustration depicts the merger of Suez, which now holds only the
(i) Monetary Assets / Liabilities, (ii) Equity Holdings, and (iii) Victory holdings, into a subsidiary of Victory in exchange for both the Stock Consideration and the Cash Consideration.

                                   [GRAPHIC]



Pursuant to Merger

o   Tax-free Merger of Suez into a subsidiary of Victory

o Victory shall pay the sum of (i) Stock Consideration and (ii) Cash Consideration to Suez shareholders (including optionees) for all of the outstanding capital stock of Suez

    -   Stock Consideration shall equal the sum of the (i) "Victory Shares",
        (ii) "Security Shares" and (iii) "Cash Shares" (see next page)

    - Cash Consideration shall equal the sum of the cash received pursuant to the Stock Purchase (subject to adjustments described later) plus net value of existing Monetary Assets / Liabilities less Retained Cash and Liability Cash

        o Retained Cash shall equal an amount up to $500MM to be retained by Victory (plus cash, if any, from sales of Equity Holdings by Suez prior to Closing)

        o Liability Cash shall equal an amount of cash sufficient to satisfy existing or anticipated liabilities retained by Suez (now owned by Victory) subsequent to the Stock Purchase



* Note: The Summary Description is meant to reflect the economic substance (rather then the legal structure) of the Transaction.

POST-TRANSACTION*


The following illustration depicts the final result of both the Stock Purchase and the Merger, pursuant to which SAC holds the Operating Assets, and Victory holds (i) Suez, and (ii) the Victory Assets and Operating Business.


                                   [GRAPHIC]



* Note: The Summary Description is meant to reflect the economic substance (rather then the legal structure) of the Transaction.

CONSIDERATION PAID BY VICTORY
($MM, EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------------------------------
                                                                     NUMBER OF VICTORY SHARES TO BE
                                                                           DISTRIBUTED TO SUEZ
                                                                              SHAREHOLDERS
                                                                 ---------------------------------------
CALCULATION OF STOCK CONSIDERATION                                DETERMINATION              ESTIMATED
                                                                      POINT                    NUMBER
--------------------------------------------------------------------------------------------------------
Victory Shares
Victory Shares Assumed Held by Suez at Closing                   Announcement                128,059,966
Times                                                                                          0.853743x
                                                                                         ---------------
  Illustrative Victory Shares Issued                                                         109,330,300

Security Shares
Estimated Aggregate After-Tax Market Value(1)(2)(3)(4)(5)        Closing                 $         431.4
Divided by: Estimated Victory Share Price - Closing(6)                                   $        162.25
                                                                                         ---------------
  Illustrative Victory Shares Issued                                                           2,658,985

Cash Shares
Retained Cash                                                    Shareholder Vote        $         500.0
Divided by: Estimated Victory Share Price - Vote (7)                                     $        162.25
                                                                                         ---------------
  Illustrative Victory Shares Issued                                                           3,081,664

--------------------------------------------------------------------------------------------------------

Total Illustrative Victory Shares Issued                                                     115,070,948
  Illustrative Exchange Ratio Based on Victory Shares Assumed                                     0.899x
  Held by Suez at Closing
  Illustrative Discount to Victory Shares Assumed Held by Suez at Closing                           10.1%

Illustrative Stock Consideration(8)                                                               0.466x

--------------------------------------------------------------------------------------------------------

(1) Assumes average closing stock price of SanDisk, Gadzoox and CVC, Inc. over the five trading days up to and including the second trading day preceding the shareholder vote on the Merger equals the closing stock price of such security of $129.31, $41.50 and $36.94, respectively, as of March 22, 2000.

(2) Assumes a pre-tax value of $275.0MM for all of Dragon Systems, of which Suez owns 35.6%.

(3) Based on a liquidity discount of 20.0% for SanDisk holdings. Based on a liquidity discount of 40.0% for Gadzoox, CVC, Inc and Dragon Systems holdings.

(4) Based on a tax rate of 40.0%. Assumes tax bases in holdings as provided by Morgan Stanley.

(5) Assumes 4.1MM, 5.1MM, 2.4MM and 6.5MM shares of SanDisk, Gadzoox, CVC, Inc. and Dragon Systems, respectively are held by Suez at Closing (i.e., no sale of shares during pendency of Transaction.)

(6) Assumes average closing stock price of Victory over the five trading days up to and including the second trading day prior to Closing equals the Victory closing stock price of $162.25, as of March 22, 2000.

(7) Assumes average closing stock price of Victory over the five trading days up to and including the trading day preceding the tenth day prior to shareholder vote related to the Merger equals the Victory closing stock price of $162.25, as of March 22, 2000.

(8) Assumes 247.0MM Suez shares outstanding at Closing. Based on (i) $200MM of option rollover, and (ii) complete net exercise as provided by Goldman, Sachs.

CONSIDERATION PAID TO SUEZ SHAREHOLDERS
($MM, EXCEPT PER SHARE AMOUNTS)

------------------------------------------------------------------------------------------------------------------
                                                                 WHEN            SHARES/
SOURCES OF VALUE FOR SUEZ SHAREHOLDERS                        DETERMINED         OPTIONS       PRICE       VALUE
------------------------------------------------------------------------------------------------------------------
Illustrative Value of Stock Consideration
  Victory Shares                                             Announcement           109.3    $ 162.25     $ 17,739
  Security Shares                                                Closing              2.7      162.25          431
  Cash Shares                                                Shareholder Vote         3.1      162.25          500
------------------------------------------------------------------------------------------------------------------
  ILLUSTRATIVE VICTORY VALUE TO BE DISTRIBUTED TO SUEZ
  SHAREHOLDERS(1)                                                                   247.0    $  75.59     $ 18,670
------------------------------------------------------------------------------------------------------------------
Illustrative Value of Cash Consideration(2)
  Sale of Operating Business to SAC                          Announcement                                 $  2,000
  Less: Value of Suez Management Option Rollover             Announcement                                     (200)
  Plus: Cash on Suez Balance Sheet (as of February 2000)         Closing                                     1,608
  Plus: Cash from Sales of SanDisk Shares Prior to
  Announcement                                               Announcement                                      470
  Less: Operating Cash Retained by SAC                       Announcement                                     (800)
  Less: SAC Working Capital `Make Whole'(3)                      Closing                                         0
  Less: Taxes Payable (as of February 2000)(4)                   Closing                                      (276)
  Less: Transaction-Related Taxes(5)                             Closing                                         0
  Plus: Tax Refund Due to Excess Options-Related Comp
  Deduction(6)                                                   Closing                                       325
  Less: Repayment of Suez Debt Outstanding (including
  Call Premium)                                              Announcement                                     (775)
  Less: Estimated Suez Transaction Fees                      Announcement                                      (30)
------------------------------------------------------------------------------------------------------------------
  TOTAL CASH CONSIDERATION                                                                                $  2,322
------------------------------------------------------------------------------------------------------------------
  Less: Retained Cash (exchanged for `Cash Shares')          Shareholder Vote                                 (500)
------------------------------------------------------------------------------------------------------------------
  ILLUSTRATIVE CASH TO BE DISTRIBUTED TO SUEZ SHAREHOLDERS(1)                       247.0    $   7.38     $  1,822
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
  TOTAL CONSIDERATION TO BE DISTRIBUTED TO SUEZ
  SHAREHOLDERS(1)                                                                   247.0    $  82.96      $20,492
  PREMIUM / (DISCOUNT) TO CURRENT(7)                                                             21.7%
------------------------------------------------------------------------------------------------------------------

(1) Assumes 247.0MM Suez shares outstanding at Closing. Based on (i) $200MM of option rollover and (ii) complete net exercise as provided by Goldman, Sachs.

(2)   Based on assumptions set forth by Goldman, Sachs as of March 17, 2000.

(3) Cash is reduced by the amount required for net non-cash working capital (excluding taxes) to equal zero.

(4) Defined as any taxes owed by Suez aside from those related to the Stock Purchase or the Merger.

(5) Represents taxes on sale of operating business, cash repatriation, and sales of SanDisk shares prior to announcement. Assumed to be offset by options-related comp deduction.

(6) Represents tax refund due to existence of excess comp deduction after transaction-related taxes are paid. Estimated FY 2000 tax of $325MM is the maximum likely available tax refund.

(7)   Based on Suez closing price of $68.19 on March 22, 2000.

TRANSACTION CONSIDERATIONS

MAJOR BENEFITS OF TRANSACTION TO VICTORY:

o   Results in a value recapture to Victory shareholders of approximately $3.0BN

    - Could be increased based on value realized for Security Shares (recapture the Liquidity Discount of almost $200MM)

    - Results in 2.8% and 13.5% accretion to Victory CY2001 RPS and EPS, respectively

o   Increases float/liquidity of Victory stock

o Removes overhang from potential future liquidity events in Victory stock by Suez

o   Distributes the control of the Suez block broadly in the market

o   Creates opportunity for investors to buy blocks of stock

    -   Existing investors can increase stake without driving up Victory price

    -   New investors (i.e., large cap funds) can buy into Victory

o   Provides for broader shareholder base

ISSUES TO CONSIDER:

o May have a short-term impact on Victory stock price as the market absorbs the supply resulting from the transaction

o Results in potential on-going liabilities related to potential breaches of indemnification obligations of SAC

PRO FORMA EFFECT ON VICTORY
IMPACT ON CURRENT STREET ESTIMATES ($MM, EXCEPT PER SHARE AMOUNTS)

------------------------------------------------------------------------------------------------
                                                       VICTORY PROJECTIONS
                                          STAND-ALONE (1)                     PRO FORMA
                                   --------------------------        ---------------------------
                                    H2:2000          CY2001           H2:2000            CY2001
------------------------------------------------------------------------------------------------
Revenues                           $   575.4        $ 1,498.5        $   575.4         $ 1,498.5
Operating Income                       179.8            465.7            179.8             465.7
Net Income(2)                          118.3            304.9            134.2             336.6
------------------------------------------------------------------------------------------------
Weighted Average Shares                455.6            475.9            442.6             462.9
  Number of Shares Retired              --               --               13.0              13.0
------------------------------------------------------------------------------------------------

Per Share
------------------------------------------------------------------------------------------------
RPS                                $    1.26        $    3.15        $    1.30         $    3.24
  % Accretion                           --               --                2.9%              2.8%
EPS                                     0.26             0.64             0.30              0.73
  % Accretion                           --               --               16.7%             13.5%
------------------------------------------------------------------------------------------------

Current Trading Multiples
Aggr. Value / Revenues(3)              65.0x            49.9x             --                --
P/E(3)                                 312.4            253.3             --                --

Breakeven Trading Multiples
Aggr. Value / Revenues(3)               --               --              62.3x             47.8x
P/E(3)                                  --               --              267.6             223.1
------------------------------------------------------------------------------------------------


(1)   Based on current research report from Credit Suisse First Boston.

(2) Assumes interest of 5.0% is earned on cash gained in transaction. Assumes 40.0% tax rate. Based on $556.4MM after-tax value of equity holdings (assumes no liquidity discount), and $500.0MM of additional cash retained by Victory.

(3)   Based on current market price of $162.25 for Victory as of March 22, 2000.

SENSITIVITY OF VALUE RECAPTURE AT CLOSING
($MM, EXCEPT PER SHARE AMOUNTS)

------------------------------------------------------------------------------------------------------------------------------
 A/T
 DISCOUNTED                                                           Assumed Victory Share Price
 MARKET                                     ----------------------------------------------------------------------------------
 VALUE OF                                   $ 100.00    $ 120.00    $ 140.00    $ 160.00    $ 162.25     $ 180.00     $ 200.00
 EQUITY                                     ----------------------------------------------------------------------------------
 HOLDINGS        PREMIUM / (DISCOUNT) TO
(1)(2)(3)                     CURRENT (4)     -38.4%      -26.0%      -13.7%       -1.4%         0.0%        10.9%        23.3%
------------------------------------------------------------------------------------------------------------------------------
   $200.0             Illustrative Stock       116.3       115.2       114.3       113.7       113.6        113.2        112.8
                  Consideration (Shares)
                   Illustrative Exchange      0.908x      0.899x      0.893x      0.888x      0.887x       0.884x       0.881x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1,673    $  2,048    $  2,422    $  2,797    $  2,839     $  3,171     $  3,546
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    266    $    266    $    266    $    266    $    266     $    266     $    266
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  1,939    $  2,314    $  2,689    $  3,063    $  3,105     $  3,438     $  3,812

   250.0              Illustrative Stock       116.8       115.6       114.7       114.0       114.0        113.5        113.1
                  Consideration (Shares)
                   Illustrative Exchange      0.912x      0.903x      0.896x      0.890x      0.890x      0.886.x       0.883x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1,623    $  1,998    $  2,372    $  2,747    $  2,789     $  3,121     $  3,496
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    337    $    337    $    337    $    337    $    337     $    337     $    337
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  1,959    $  2,334    $  2,709    $  3,083    $  3,123     $  3,458     $  3,832

   300.0              Illustrative Stock       117.3       116.0       115.0       114.3       114.3        113.8        113.3
                  Consideration (Shares)
                   Illustrative Exchange      0.916x      0.906x      0.898x      0.893x      0.892x       0.888x       0.885x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1.573    $  1,948    $  2,322    $  2,697    $  2,739     $  3,071     $  3,446
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    407    $    407    $    407    $    407    $    407     $    407     $    407
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  1,980    $  2,354    $  2,729    $  3,103    $  3,145     $  3,478     $  3,852

   431.4              Illustrative Stock       118.6       117.1       116.0       115.2       115.1        114.5        114.0
                  Consideration (Shares)
                   Illustrative Exchange      0.926x      0.914x      0.906x      0.899x      0.899x       0.894x       0.893x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1,442    $  1,816    $  2,191    $  2,565    $  2,607     $  2,940     $  3,315
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    591    $    591    $    591    $    591    $    591     $    591     $    591
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  2,032    $  2,407    $  2,781    $  3,156    $  3,198     $  3,531     $  3,905

   500.0              Illustrative Stock       119.3       117.7       116.5       115.6       115.5        114.9        114.3
                  Consideration (Shares)
                   Illustrative Exchange      0.932x      0.919x      0.910x      0.903x      0.902x       0.897x       0.893x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1,373    $  1,748    $  2,122    $  2,497    $  2,539     $  2,871     $  3,246
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    687    $    687    $    687    $    687    $    687     $    687     $    687
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  2,060    $  2,434    $  2,809    $  3,183    $  3,226     $  3,558     $  3,933

   600.0              Illustrative Stock       120.3       118.5       117.2       116.2       116.1        115.4        114.8
                  Consideration (Shares)
                   Illustrative Exchange      0.940x      0.925x      0.915x      0.907x      0.907x       0.901x       0.897x
              Ratio Per Victory Share(5)
                 Victory Share (Stock or    $  1,273    $  1,998    $  2,022    $  2,397    $  2,439     $  2,771     $  3,146
           Cash) Value Recaptured (4)(5)
                    Security Share Value    $    827    $    827    $    827    $    827    $    827     $    827     $    827
                                            --------    --------    --------    --------    --------     --------     --------
                        Recaptured(4)(6)
               Total Value Recaptured(4)    $  2,100    $  2,474    $  2,849    $  3,224    $  3,266     $  3,598     $  3,973
------------------------------------------------------------------------------------------------------------------------------

(1) Based on a liquidity discount of 20.0% for SanDisk holdings. Based on a liquidity discount of 40.0% for Gadzoox, CVC, Inc. and Dragon Systems holdings.

(2) Based on a tax rate of 40.0%. Assumes tax bases in holdings as provided by Morgan Stanley.

(3) Assumes relative values of SanDisk, Gadzoox, CVC, Inc. and Dragon Systems holdings move exactly together.

(4)   Based on current market price of $162.25 for Victory as of March 22, 2000.

(5)   Based on 128.1MM shares of Victory currently held by Suez.

(6) Represents after-tax market value of Equity Holdings not accounting for liquidity discount.

                             CAPITAL MARKETS UPDATE

                                    APPENDIX

VICTORY TRADING HISTORY
SEPTEMBER 1, 1999 TO MARCH 22, 2000

The following table contains representative data points from the illustration contained in the original presentation:

-----------------------------------------------------------------------------------------------------------------------------------
                                9/1/1999    10/1/1999    11/1/1999    12/1/1999     1/3/2000     2/1/2000     3/1/2000    3/22/2000
-----------------------------------------------------------------------------------------------------------------------------------
Victory Closing Price          $   27.44    $   32.94    $   47.11    $   62.83    $   94.67    $  103.13    $  134.17    $  162.25

Victory Volume (000s)            2,652.1      4,090.5      4,491.2      5,845.5      5,201.9      5,081.1      3,965.1      4,627.1

Suez Closing Price             $   33.88    $   30.69    $   29.25    $   37.75    $   46.00    $   41.00    $   50.94    $   68.19
-----------------------------------------------------------------------------------------------------------------------------------

o   Victory closed at a period low of $27.44 on September 1, 1999

o   Victory closed at an all-time high of $168.89 on March 10, 2000

o   As of March 22, 2000, the average Victory closing price for:

        (i)    the last 5 trading days was $153.89

        (ii)   the last 10 trading days was $155.50

        (iii)  the last 15 trading days was $154.75

        (iv)   the last 20 trading days was $148.00

        (v)    the last 30 trading days was $136.84

        (vi)   the last 60 trading days was $117.04

DISCOUNT OF SUEZ MARKET VALUE TO NET ASSET VALUE(1)
DISCOUNT / (PREMIUM) OF SUEZ MARKET VALUE TO SUEZ NET ASSET VALUE (PRE- AND AFTER-TAX) (SEPTEMBER 1, 1999 TO MARCH 22, 2000)

The following table contains representative data points from the illustration contained in the original presentation:

---------------------------------------------------------------------------------------------------------------------------------
                                  9/1/1999     10/1/1999   11/1/1999   12/1/1999   1/3/2000    2/1/2000    3/1/2000    3/22/2000
---------------------------------------------------------------------------------------------------------------------------------
Disc./(Prem.) of MV (2)               12.2%        22.4%       36.2%       31.0%       32.4%       41.7%       41.9%       32.7%
to NAV (Pre-Tax)

Disc./(Prem.) of MV (2)               (8.5%)        0.0%       14.6%        4.5%        3.8%       16.2%       14.9%       (0.2%)
to NAV (After-Tax) (3)

Total $ Disc./(Prem.) of MV (2)   $  1,125     $  2,147    $  4,179    $  4,253    $  5,515    $  7,575    $  9,583    $  8,640
to NAV (Pre-Tax)

Total $ Disc./(Prem.) of MV (2)   $   (634)    $      1    $  1,253    $    443    $    451    $  2,050    $  2,324    $    (42)
to NAV (After-Tax) (3)
---------------------------------------------------------------------------------------------------------------------------------

(1) Assumes that the Operating Assets (including $800MM of cash) are valued at fair market value.

(2)   Based on Suez daily closing share price.

(3) Assumes that Suez equity holdings (Victory, Gadzoox, SanDisk, CVC, and Dragon Systems) are fully-taxed using a 40% tax rate.